Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. TO HOST

ANNUAL SHAREHOLDER MEETING ON SEPTEMBER 30, 2026

Meeting to begin at 9 a.m. ET at 787 Seventh Avenue in New York City

THE WOODLANDS, Texas, August 11, 2026 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company”) announced today that its 2026 Shareholder Meeting will take place on Wednesday, September 30, 2026, in New York City. HHH Executive Chairman Bill Ackman and Chief Investment Officer Ryan Israel will provide shareholders and prospective investors with an update on the company's strategy, business priorities and long-term growth initiatives. They will be joined by HHH Chief Executive Officer David O’Reilly and Marc Grandisson, Executive Chairman of Vantage Group Holdings Ltd. The program will include a Q&A session during which members of the audience will have an opportunity to ask questions of management.

The meeting will begin at 9 a.m. ET at 787 Seventh Avenue in New York City. The meeting is open to the public; advance registration is required, and priority will be given to HHH stockholders. Only HHH stockholders of record as of Aug. 17, 2026, will be entitled to vote at the meeting.

The 2026 Shareholder Meeting may be attended in person or via live webcast. To register, visit https://shareholdermeeting.howardhughes.com/.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. (NYSE: HHH) is a diversified holding company focused on growing long-term shareholder value. Its principal subsidiaries are Vantage Group Holdings, a leading specialty insurance, reinsurance, and partnership capital platform, and Howard Hughes Communities™, one of the nation’s leading real estate platforms. HHH brings together long-duration capital, high-quality operating businesses, and disciplined capital allocation to build long-term value. For additional information visit www.howardhughes.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “anticipate,” “will,” “believe,” “expect,” “position,” “assume,” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Investor Relations:

investorrelations@howardhughes.com

281-929-7700

Media Relations:

press@howardhughes.com

281-929-7700

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